AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2005
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         THE JEAN COUTU GROUP (PJC) INC.
             (Exact Name of Registrant as Specified in its Charter)

         QUEBEC, CANADA                             NOT APPLICABLE
         (State or Other Jurisdiction of            (IRS Employer
         Incorporation or Organization)             Identification No.)

                               530 BERIAULT STREET
                        LONGUEUIL, QUEBEC, CANADA J4G1S8
                                 (450) 646-9760
          (Address of Principal Executive Offices, including Zip Code)

            STOCK OPTION PLAN FOR OFFICERS, EMPLOYEES, SERVICE PROVIDERS AND
                 CONSULTANTS OF THE JEAN COUTU GROUP (PJC) INC.
                             Full Title of the Plan)

                              CT CORPORATION SYSTEM
                                111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8940
                    (Name and Address for Agent for Service)

                                   COPIES TO:
Caroline Guay                              Felise Feingold
Director, Legal Affairs                    The Jean Coutu Group (PJC) USA, Inc.
The Jean Coutu Group (PJC) Inc.            Brooks and Eckerd Pharmacy
530 Beriault Street                        50 Service Road
Longueuil, Quebec, Canada J4G 1S8          Warwick, RI  02886
(450) 646-9611                             (401) 825-3670



                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
                                                           PROPOSED
     TITLE OF EACH CLASS OF                                 MAXIMUM        PROPOSED MAXIMUM        AMOUNT
           SECURITIES                 AMOUNT TO BE       OFFERING PRICE        AGGREGATE              OF
      TO BE REGISTERED(1)              REGISTERED         PER SHARE (2)    OFFERING PRICE (2)  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Class "A" Subordinate Voting           3,800,000             $13.399          $50,916,200         $5,992.84
Shares, no par value
----------------------------------------------------------------------------------------------------------------

(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the
         "Securities Act"), this Registration Statement shall also be deemed to cover any additional shares offered under the Plan to reflect share splits, share dividends, mergers and other capital changes.
(2)      Pursuant to Rule 457(c) and 457(h) under the Securities Act, the
         Proposed Maximum Offering Price Per Share and the Proposed Maximum
         Aggregate Offering Price for the Class A Shares available for purchase under the Plans are estimated solely for the purpose of calculating the registration fee, and are based upon the average of the high and low prices reported on The Toronto Stock Exchange on Thursday, January 20,
         2005, of CDN$16.525, and an exchange rate $.8108 U.S. dollars per Canadian dollar based on the inverse of the noon buying rate exchange rate quoted by the Federal Reserve Bank of New York on Thursday, January 20, 2005.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.          PLAN INFORMATION.*

ITEM 2.          REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*




--------
* Information required by Part 1 to be contained in Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the "Note" to Part 1 of Form S-8.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated into this Registration Statement by reference and made a part hereof:

                  (a) The prospectus included in the Registrant's Registration Statement on Form F-10/S-4/F-4 (the "Form F-10/S-4/F-4") as amended (No. 333-120787); and

                  (b) The Reports on Form 6-K filed with the Commission on January 13, 2005 and January 26, 2005.

                  In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.           DESCRIPTION OF SECURITIES.

                  The authorized share capital of the Registrant consists of an unlimited number of Class "A" Subordinate Voting Shares without par value ("Class A Shares"), an unlimited number of Class "B" Shares without par value (the "Class B Shares") and an unlimited number of Class "C" Shares without par value, issuable in one or more series (the "Class C Shares"). The following is a summary of the material provisions concerning the various classes of shares of the Registrant's authorized share capital and is subject to the complete text of the rights, privileges, conditions and restrictions attached to these shares.

CLASS A SHARES AND CLASS B SHARES

Voting rights

                  The Class A Shares are entitled to one vote per share and the Class B Shares are entitled to 10 votes per share.

Change in voting rights attached to the Class B Shares

                  In the event that the "Coutu Family" ceases to be the beneficial owner, directly or indirectly, of shares representing 50% or more of the votes attaching to all shares then outstanding, the Class B Shares shall thereupon confer upon their holder the right to one vote per share.

                  "Coutu Family" means Jean Coutu, and his descendants, born or to be born, or any one of them, as well as a body corporate, a partnership or a trust, however constituted, controlled by one or more of them.

Issue of Class B Shares

                  As long as any Class B Shares are outstanding, the Registrant shall not, at any time, unless the holders of such shares shall have given their consent by way of special resolution, issue Class A Shares unless, at the time of issue and in the manner determined by the Registrant's Board of Directors, the Registrant offers to the holders of Class B Shares the right to subscribe for, pro rata the number of shares they respectively hold, an aggregate number of Class B Shares such that, if the holders of Class B Shares decided to subscribe for all of the Class B Shares that they will be entitled to subscribe for at that time, the proportion of voting rights attaching to the Class B Shares issued and outstanding immediately following such subscription in relation to all the voting rights attaching to all of the issued and outstanding shares immediately following the issue of Class A Shares shall be the same immediately following the issue of Class A Shares as immediately prior to that issue.

Dividends

                  The Class A Shares and Class B Shares participate equally, share for share, in any dividend which may be declared, paid or reserved for payment by the Registrant.

Exchange privilege in the event of a Bid

                  Should a Bid (as defined below) be made in respect of the Class B Shares to the holders of Class B Shares without being concurrently made upon the same terms to the holders of Class A Shares, each Class A Share will become exchangeable into one Class B Share at the holder's option in order to permit such holder to accept such bid, subject however to the acceptance of the Bid by the holders of a number of outstanding Class B Shares which entitles them, at a given date, to more than 50% of the voting rights attaching to all of the shares in the Registrant's share capital carrying voting rights.

                  "Bid" as defined in the Registrant's Articles of Amendment, means a take-over bid, a take-over bid by way of an exchange of securities or an issuer bid (as defined in the Securities Act (Quebec), as currently enacted or as it may be amended or reenacted thereafter) in order to purchase Class B Shares; provided, however, that a Bid does not include (i) a Bid made at the same time, price and conditions to all of the holders of Class B Shares and to all of the holders of Class A Shares, (ii) a Bid for all or any part of the Class B Shares issued and outstanding at the time of the Bid, where the purchase price for each Class B Share does not exceed 115% of the average market price obtained by averaging the closing prices of the Class A Shares during the 20 days of market activity preceding the date of the Bid, or (iii) a Bid made by one or more members of the Coutu Family, to one or more members of the Coutu Family.

                  The exchange privilege may be exercised until the expiry date of a Bid by providing the Registrant or the Registrant's transfer agent with a written notice of intention to exercise the said exchange privilege in respect of all or any part of the Class A Shares held accompanied by the share certificates representing such shares. The exchange privilege shall be deemed to have been exercised at the date at which such written notice accompanied by the share certificates are received by the Registrant or the Registrant's transfer agent; the Registrant's Articles of Amendment provide for the processing of notices and share certificates, the issuance of share certificates, the exercise of voting rights, the sending of notices by the Registrant's transfer agent to the holders of Class A Shares and the payment of the purchase price for the shares sold pursuant to the bid.

Exchange privilege attached to Class B Shares

                  Each Class B Share may at any time, at the holder's option, be exchanged for one Class A Share.

Liquidation

                  In the case of liquidation or dissolution of The Jean Coutu Group (PJC) Inc. or of any other distribution of the Registrant's assets among the Registrant's shareholders for the purposes of the winding-up of the Registrant's affairs, the holders of Class A Shares and the holders of Class B Shares shall be entitled to divide equally all of the Registrant's assets available for payment or distribution, on a share-for-share basis, based upon the number of shares they hold respectively, without preference or distinction.

Rank

                  Except as otherwise provided for above, each Class A Share and each Class B Share carry the same rights, are equal in all respects and must be treated by the Registrant as if they were shares of one class. The Class A Shares and the Class B Shares rank, as to dividends and reimbursement of capital in the event of liquidation or dissolution, after the Class C Shares.

Amendment

                  The Registrant's Articles of Amendment provide that certain amendments, the effect of which is to affect the rights, privileges, conditions and restrictions attached to the Class A Shares and to the Class B Shares, must be authorized by at least 3/4 of the votes cast at a meeting of the holders of Class A Shares or, as the case may be, of the holders of Class B Shares, duly held for that purpose.

CLASS C SHARES

                  The Class C Shares may be issued from time to time in one or more series and the Registrant's directors may determine by way of resolution the denomination, rights, privileges, conditions and restrictions attaching to each series. The Class C Shares of each series rank equally with the Class C Shares of any other series as to dividends and reimbursement of capital in the event of liquidation or dissolution of the Registrant, and rank before the Class A Shares and Class B Shares as to dividends and reimbursement of capital.

Voting rights

                  The Class C Shares, as a class, are not entitled to any voting rights, save those instances where class voting rights are provided for in the Registrant's Articles of Amendment.

Liquidation

                  In the event of liquidation or dissolution of The Jean Coutu Group (PJC) Inc. or any other distribution of the Registrant's assets among the Registrant's shareholders for the purpose of the winding-up of the Registrant's affairs, the holders of Class C Shares shall be entitled to receive the paid-up capital in respect of such shares, as well as any non-cumulative dividend declared and remaining unpaid at the time of distribution or, as the case may be, any cumulative dividend accumulated and remaining unpaid, whether declared or not, but will be entitled to no further participation in the Registrant's assets.

Amendment

                  The Registrant's Articles of Amendment provide that certain amendments, the effect of which is to affect the rights, privileges, conditions and restrictions attached to Class C Shares, must be authorized by at least 3/4 of the votes cast at a meeting of the holders of the Class C Shares duly held for that purpose.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  None.


ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         APPLICABLE LAWS OF THE PROVINCE OF QUEBEC

         Section 123.83 of the Companies Act (Quebec) provides that directors, officers and other representatives of a company are mandataries of the company.
Section 123.87 of the Companies Act (Quebec) requires a company to assume the defense of its mandatary prosecuted by a third person for an act done in the exercise of the mandatary's duties and to pay damages, if any, resulting from that act, unless the mandatary has committed a grievous offense or a personal offense separable from the exercise of his or her duties. However, in a penal or criminal proceeding, the company is only required to assume payment of the expenses of its mandatary if the mandatary had reasonable grounds to believe that his or her conduct was in conformity with the law, or if the mandatary has been freed or acquitted.

         Section 123.88 of the Companies Act (Quebec) requires a company to assume the expenses of its mandatary if, having prosecuted the mandatary for an act done in the exercise of his or her duties, the company loses its case and the court so decides. If the company wins its case only in part, the court may determine the amount of the expenses the company will assume. Section 123.89 of the Companies Act (Quebec) requires a company to assume the obligations contemplated in Section 123.87 of the Companies Act (Quebec) and 123.88 of the Companies Act (Quebec) in respect of any person who acted at the company's request as a director for a legal person of which it is a shareholder or creditor.

         Section 2154 of the Civil Code of Quebec provides that, where the mandatary is not at fault, the mandator (the company) is bound to compensate the mandatary for any injury suffered by reason of the performance of the mandate.

         BY-LAWS

         Each director and officer of the company or his or her heirs, executors and administrators will be held harmless and will be indemnified for all costs, charges and expenses incurred in respect of any action or proceeding instituted against him or her, for an act done in the exercise of his or her duties, unless he or she committed a grievous offence or a personal offence separable from the exercise of his or her duties.

         In a penal or criminal proceeding, the company shall assume only the payment of the costs and expenses if he had reasonable grounds to believe that his or her conduct was in conformity with the Companies Act (Quebec), or the payment of his or her expenses if he or she has been freed or acquitted.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.



ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.


ITEM 8.           EXHIBITS.

                  See Exhibit Index.

ITEM 9.           UNDERTAKINGS.

                  (a) The undersigned Registrant hereby undertakes;

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) to include any prospectus required by Section
                    10(a)(3) of the Securities Act;

                         (ii) to reflect in the prospectus any facts or events
                    arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                         (iii) to include any material information with respect
                    to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longueuil, Province of Quebec, Canada, on January 25, 2005.

                                           THE JEAN COUTU GROUP (PJC) INC.

                                           By:  /s/ Francois Jean Coutu
                                                --------------------------------
                                               Name:    Francois Jean Coutu
                                               Title:   President and Chief
                                                        Executive Officer

                                POWER OF ATTORNEY

                  Each person whose signature appears below constitutes and appoints each of Francois Jean Coutu, Michel Coutu and Andre Belzile his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

------------------------------- ------------------------------ -----------------
       SIGNATURE OF OFFICER          TITLE OF OFFICER          DATE OF EXECUTION
       --------------------          ----------------          -----------------
------------------------------- ------------------------------ -----------------


/s/ Jean Coutu                  Chairman of the Board of        JANUARY 25, 2005
------------------------------- Directors
Name:    Jean Coutu
------------------------------- ------------------------------ -----------------


/s/ Francois Jean Coutu         Director, President and Chief   JANUARY 25, 2005
------------------------------- Executive Officer (Principal
Name:    Francois Jean Coutu    Executive Officer)
------------------------------- ------------------------------ -----------------


/s/ Michel Coutu                Director                        JANUARY 25, 2005
-------------------------------
Name:    Michel Coutu
------------------------------- ------------------------------ -----------------


/s/ Andre Belzile               Senior Vice President, Finance  JANUARY 25, 2005
------------------------------- and Corporate Affairs (Principal
Name:    Andre Belzile          Financial and Accounting Officer)
------------------------------- ------------------------------ -----------------


/s/ Lise Bastarache             Director                        JANUARY 25, 2005
-------------------------------
Name:    Lise Bastarache
------------------------------- ------------------------------ -----------------

------------------------------- ------------------------------ -----------------

/s/ Louis Coutu                 Director                        JANUARY 25, 2005
-------------------------------
Name:    Louis Coutu
------------------------------- ------------------------------ -----------------


/s/ Marie-Josee Coutu           Director                        JANUARY 25, 2005
-------------------------------
Name:    Marie-Josee Coutu
------------------------------- ------------------------------ -----------------


/s/ Sylvie Coutu                Director                        JANUARY 25, 2005
-------------------------------
Name:    Sylvie Coutu
------------------------------- ------------------------------ -----------------


/s/ L. Denis Desautels          Director                        JANUARY 25, 2005
-------------------------------
Name:    L. Denis Desautels
------------------------------- ------------------------------ -----------------


/s/ Marcel Dutil                Director                        JANUARY 25, 2005
-------------------------------
Name:    Marcel Dutil
------------------------------- ------------------------------ -----------------


/s/ Nicolle Forget              Director                        JANUARY 25, 2005
--------------------------------
Name:    Nicolle Forget
------------------------------- ------------------------------ -----------------


/s/ Pierre Legault              Director                        JANUARY 25, 2005
--------------------------------
Name:    Pierre Legault
------------------------------- ------------------------------ -----------------

                                Director
--------------------------------
Name:    Claire Leger
------------------------------- ------------------------------ -----------------

/s/ Yvon Martineau              Director                        JANUARY 25, 2005
-------------------------------
Name:    Yvon Martineau
------------------------------- ------------------------------ -----------------


/s/ Erik Peladeau               Director                        JANUARY 25, 2005
-------------------------------
Name:    Erik Peladeau
------------------------------- ------------------------------ -----------------


/s/ Roseann Runte               Director                        JANUARY 25, 2005
-------------------------------
Name:    Roseann Runte
------------------------------- ------------------------------ -----------------


/s/ Dennis Wood                 Director                        JANUARY 25, 2005
-------------------------------
Name:    Dennis Wood
------------------------------- ------------------------------ -----------------

                                 EXHIBIT INDEX

EXHIBIT NUMBER              DESCRIPTION
--------------              -----------

       5.1                  Opinion of the Registrant's Director, Legal Affairs.
       10.1 English version of Stock Option Plan for Officers, Employees, Service Providers and Consultants of The Jean Coutu Group (PJC) Inc.*
       23.1 Consent of Samson Belair/Deloitte & Touche s.e.n.c.r.l.
       23.2                 Consent of KPMG LLP.
       23.3 Consent of the Registrant's Director, Legal Affairs (included in Exhibit 5.1).
       24.1 Power of attorney of directors and officers of the Registrant (included on signature page).



----------------------------------------------------
* Incorporated by reference to such exhibit filed with the Form F-10/S-4/F-4.